UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 12, 2008
TRM CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	0-19657	93-0809419

(State or other jurisdiction of incorporation)	Commission File Number)	(I.R.S. Employer Identification No.)
5208 N.E. 122nd Avenue, Portland, Oregon 97230
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (503) 257-8766
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On March 12, 2008, TRM Corporation (the “Company”) announced that it is applying to transfer the listing of its common stock from the Nasdaq Global Market to the Nasdaq Capital Market. As previously reported, on September 12, 2007, the NASDAQ Stock Market (“NASDAQ”) notified the Company that it was not in compliance with NASDAQ Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”) because the bid price per share of the Company’s common stock closed below $1.00 per share for 30 consecutive business days. In accordance with Marketplace Rule 4450(e)(2), the Company was provided with 180 calendar days to regain compliance with the Minimum Bid Price Rule. The Company was not able to meet the Minimum Bid Price Rule within such time period and therefore no longer meets the continued listing standards for the Nasdaq Global Market. The Company meets all of the continued listing requirements for the Nasdaq Capital Market, except for the Minimum Bid Price Rule with respect to which it has another 180 calendar days to regain compliance if the transfer application is approved. The submission of the transfer application stays the initiation of the delisting proceedings pending NASDAQ staff (the “Staff”) review of the application. If the Staff does not approve the Company’s transfer application, the Staff will provide written notification to the Company that its securities will be delisted. There can be no assurance that the Staff will approve the Company’s transfer application.
     The Company issued a press release regarding the foregoing on March 12, 2008, a copy of which is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits
(d)	Exhibits
99.1	Press Release dated March 12, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRM CORPORATION
	By:	/s/ Richard B. Stern
		Name:	Richard B. Stern
Date: March 13, 2008		Title:	President & Chief Executive Officer

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